FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 27, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy to Plug and Abandon Ostrowiec-1 Well

Salt Lake City, August 27, 2009 – FX Energy, Inc. (NASDAQ: FXEN) reported that drilling operations at the Ostrowiec-1 wildcat well have stopped and the well will be plugged and abandoned. The decision not to continue drilling was made after the well encountered extremely high pressure non-flammable nitrogen gas with 4.6% hydrogen sulfide content and lost circulation while coring the Main Dolomite Ca2 target reservoir. During efforts to control the inflow of gas nearly 1.6 million pounds of mud were lost into the formation. The Ostrowiec-1 well is owned 49% by the Polish Oil and Gas Company (POGC) and 51% by FX Energy.

“The combination of extremely high pressure hydrogen sulfide gas and lost circulation problems were determining factors in the decision by both FX Energy and POGC to abandon the well,” said Andy Pierce VP of Operations for FX Energy. “Attempts at continued drilling to test the remaining section of the Main Dolomite and the deeper potential target in the Rotliegend would unduly expose both companies to financial risks and possible health and safety hazards,” said Pierce.

“We recognize and accept the high risks associated with high potential exploration. That is why we carry out our exploration work with the financial support of industry partners, as was the case with the Ostrowiec well. We intend to continue our exploration activities in this manner, while focusing the majority of our resources on our main business of developing reserves in our core Fences area. To that end we are mapping some promising targets in the Fences concession. We anticipate being able to show these targets next month and actually start drilling the first of them later this year,” said David Pierce, president of FX Energy.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.